Exhibit 4.15
RIO TINTO PLC
RULES OF THE RIO TINTO 2008 BONUS DEFERRAL PLAN

Directors’ Adoption:	17 March 2009

Expiry Date:	31 December 2011

Table of Contents

Contents		Page

1	Granting Awards	1

2	Bonus Deferral Awards and Company Contributed Awards Prior to Vesting	2

3	Consequences of Vesting	2

4	Leaving the Group before Vesting	3

5	Variations in share capital, demergers and special distributions	4

6	Takeovers and restructurings	4

7	Exchange of Awards	5

8	General	6

9	Governing law and jurisdiction	7

10	Definitions	7
17 March 2009

i

Rules of the Rio Tinto 2008 Bonus Deferral
1	Granting Awards
1.1	Shares subject to Awards

Awards may, at the sole discretion of the Committee and subject to all necessary corporate and securities requirements, be settled i) in cash, ii) with Shares purchased from the open market, or iii) , with the approval of the Company’s Shareholders in general meeting (if required), with the issue of new Shares or with treasury Shares.

1.2	Eligibility

All employees designated as Band C level employees or above, according to the Rio Tinto Global Grading System, as at 31 December 2008 who were eligible to receive a 2008 Bonus, are eligible Participants. If an employee became a Band C employee during 2008, for purposes of this Plan, the employee will be considered a Band C employee for all of 2008. If an employee has been notified prior to 17 March 2009 that they will be made redundant in 2009, the employee will not be subject to a bonus deferral and will not be a Participant.

1.3	Nature and Timing of Award

On 3 February 2009, the Committee established a mandatory deferral of 100% of the 2008 Bonus for the Executive Directors and the Product Group Chief Executives (the “Most Senior Executives”) and a mandatory deferral of 50% of the 2008 Bonus for all employees at Band C and above who are not Executive Directors or Product Group Chief Executives (“Band C and Above Executives”).

The number of Shares subject to a Bonus Deferral Award shall be the percentage of the gross amount of a Participant’s deferred 2008 Bonus divided by the average closing price of Shares on the London Stock Exchange over the five business days preceding 17 March 2009 (the “Average Share Price”), rounded to the nearest whole Share.

On the same date, in order to enhance retention of key employees in a period of uncertainty, the Committee also established the Company Contributed Award for each Band C and Above Executive equal to 25 percent of the gross annual basic salary of that employee as at 1 March 2009. The number of Shares subject to a Company Contributed Award shall be 25% of a Participant’s above-stated salary divided by the Average Share Price, rounded to the nearest whole Share.

1.4	Time of Vesting

Subject to the terms of these rules:
(i) in the case of the Most Senior Executives, 100 percent of the Bonus Deferral Award will Vest on 31 December 2011; and
(ii) in the case of the Band C and Above Executives, 50 percent of the Bonus Deferral Award and the Company Contributed Award will Vest on 31 December 2010. The remaining 50 percent of the Bonus Deferral Award and the Company Contributed Award will Vest on 31 December 2011.
17 March 2009

1.5	Dividend Equivalent Shares at Vesting of a Bonus Deferral Award or Company Contributed Award

In the case of the Bonus Deferral Award and the Company Contributed Award, as applicable, the Award includes a right to receive, upon Vesting of some or all of the Shares, a number of additional shares (“Additional Shares”) calculated in accordance with the following formula:
X = D / P, rounded down to the nearest whole number, where
X is the number of Additional Shares;
D is the aggregate cash amount of Dividends that would have been paid to the Participant in respect of the Shares subject to the Award that have Vested, as if such Shares had been registered in the Name of the Participant from the date of grant of the Award to the date of Vesting; and
P is the average of the closing price of Shares on the London Stock Exchange over the five Business Days ending on the date of the Vesting of the Award.
1.6	No payment A participant is not required to pay for the grant of any Award
2	Bonus Deferral Awards and Company Contributed Awards Prior to Vesting
2.1	Rights

A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award until the Share are transferred or issued to the Participant.

2.2	Transfer

A participant may not transfer, assign or otherwise dispose of a Bonus Deferral Award or Company Contributed Award or any rights in respect of it. If the Participant does, whether voluntarily or involuntarily, then it will immediately lapse. This rule does not apply on the transmission of awards on the death of a Participant to the Participant’s personal representatives or estate (as the case may be).
3	Consequences of Vesting
3.1	Payout at Vesting

Within 30 days of Vesting of a Bonus Deferral Award or a Company Contributed Award (or, if the transfer is prevented by a Dealing Restriction, within 30 days of it ceasing to be so prevented), the Company will arrange (subject to Rule 3.2 (Withholding)) for the transfer or issue to the participant of the number of Shares or cash, as determined by the Committee, which have Vested, including any Additional Shares. In the case of cash, the amount of cash will be based on the average of the closing price of Shares on the London Stock Exchange over the five Business Days ending on the date of the Vesting of the Award, and will include an amount of cash equivalent to the value of the Additional Shares calculated on the same basis.
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However, in Canada and other jurisdictions where relevant taxation consideration so dictate, the transfer or issue will occur no later than 31 December 2011.

3.2	Withholding

The Participant will be responsible for all taxes and social security contributions arising in respect of an Award. The Company may decide that Vesting or the transfer of Shares following Vesting will be conditional upon the Participant promptly doing all things necessary (including signing all documents and providing any necessary information) to facilitate the payment or withholding of such liabilities.

Unless the Company decides otherwise, where there is any obligation on any Member of the Group or any employee benefit trust to pay or withhold any such taxes or contributions, a sufficient number of the Shares to be transferred to the Participant following Vesting will be sold on his behalf and the proceeds paid to the relevant Member of the Group or the number of Shares transferred will be reduced accordingly. The number of Shares may be determined on the basis of the relevant Member of the Group’s estimate of the amount of the liability if the Participant has not promptly provided the necessary information.

The Company or any employing company or trustee of any employee benefit trust may make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of the Awards, including deducting such amounts from any cash amount payable under the Plan or otherwise to the Participant.
4	Leaving the Group before Vesting
4.1	General rule on leaving employment

Except where Rule 4.2 applies, if the Participant ceases to be an employee of a Member of the Group prior to the Vesting Date, the Participant forfeits any unvested Bonus Deferral Award and Company Contributed Award, if applicable, in its entirety on the date the Participant ceases to be an employee of a Member of the Group.

4.2	Leaving in exceptional circumstances
4.2.1	If a Participant ceases to be an employee of any Member of the Group prior to the Vesting Date for any of the reasons set out below, then i) the Bonus Deferral Award will Vest with no pro rata reduction and ii) any Company Contributed Award will Vest pro rata based on service from 1 January 2009 to the date that employment ceases as a proportion of the total possible service applicable to the Award or portion of the Award from 1 January 2009 to the applicable Vesting Date. The reasons are:
(i)	ill-health, injury or disability, as established to the satisfaction of the Company;

(ii)	retirement with the agreement of the Participant’s employer;

(iii)	the Participant’s employing company ceasing to be under the Control of the Company;

(iv)	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Member of the Group or the Other Listed Group;
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(v)	redundancy;

(vi)	death; or

(vii)	any other reason except dismissal for misconduct, if the Committee so decides.
Any portion of an Award that does not Vest in accordance with this rule shall lapse and for the avoidance of doubt Rule 1.5 (Dividend Equivalent) shall only apply to the portion that has Vested.

Where a Participant’s employment is transferred to the Other Listed Group prior to Vesting, Rule 7.3 (Other Listed Group) will apply.
4.2.2	US Participants: In the case of Participants who are subject to the application of Section 409A of the United States Internal Revenue Code, Rule 4.2.1 shall not apply and the terms of their leaving employment in exceptional circumstances shall be governed by the Rules contained in the US annex to this Plan.
4.3	Meaning of “ceasing to be an employee”

For the purposes of this rule, a Participant is not treated as ceasing to be an employee of any Member of the Group until he ceases to be an employee of all Members of the Group.
5	Variations in share capital, demergers and special distributions
5.1	Adjustment of Awards If there is:
5.1.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital; or

5.1.2	a demerger (in whatever form) or exempt distribution by virtue of applicable taxation legislation; or

5.1.3	a special dividend or distribution; or

5.1.4	any other event that the Committee deems appropriate for consideration for an adjustment of the Award the Committee may, at its discretion, make an appropriate adjustment to the number or class of Shares comprised in an Award or to make a further Award of Shares if deemed appropriate. The Committee may also, at its discretion, accelerate vesting of any or all Awards should it deem this more appropriate given the circumstances.
5.2	Notice

The Company shall notify Participants of any adjustment made under this Rule 5.
6	Takeovers and restructurings
6.1	Takeovers

Where a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares, unless the Directors decide otherwise, the Bonus Deferral Award and the Company Contributed Award, as appropriate, Vest entirely with no pro rata reduction on the date thereof.
17 March 2009

6.2	Schemes of arrangement

When a court sanctions a compromise or arrangement in connection with the acquisition of Shares, unless the Directors decide otherwise, the Bonus Deferral Award and the Company Contributed Award, as appropriate, Vest entirely with no pro rata reduction on the date thereof. This rule applies to a court sanction under applicable corporate legislation.

6.3	An Award will not Vest under Rule 6.2 but may be exchanged under Rule 7 (Exchange of Awards) to the extent that:
(i)	an offer to exchange the Award is made to and accepted by a Participant; or

(ii)	the Directors, with the consent of the Acquiring Company, decide before court sanction that the Award will be automatically exchanged.
6.4	Internal re-organisation

In the event of an Internal Reorganisation, unless the Committee otherwise determines, an existing Award shall not Vest in accordance with this Rule 6 but with the agreement of the Acquiring Company shall be automatically released in consideration for the grant of a new Award in accordance with Rule 7.

6.5	Directors

In this Rule 6, “Directors” means those people who were members of Committee immediately before the change of Control.
7	Exchange of Awards
7.1	Timing of exchange

Where an Award is to be exchanged under Rule 6 (Takeovers and restructurings) the exchange will take place as soon as practicable after the relevant event.

7.2	Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new Award:
7.2.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

7.2.2	must be equivalent to the existing Award in terms of making the Participant no worse off than before the exchange.
7.3	Other Listed Group

Where a Participant’s employment is transferred to the Other Listed Group prior to Vesting, or the Participant’s employing company or undertaking is transferred to the Other Listed Group prior to Vesting, the Committee may make such changes to his Awards to the extent permitted by law and to the extent reasonably practicable, with the intention that the affected Participants are, as a whole, in materially the same position (or as close as possible to materially the same position) as if the Awards had been initially granted to the affected Participants under the equivalent plan of the Other Listed Group, provided that
17 March 2009

nothing in this clause imposes any obligation on the Group or the Other Listed Group to incur any material expense or liability. Without limiting the foregoing, this may include a decision by the Committee that the Awards initially granted to the affected Participants lapse and be replaced by new awards issued under the other plan, on terms as if they had originally been issued to the Participants under the other plan.
8	General
8.1	Terms of employment
8.1.1	For the purposes of this rule, “Employee” means any employee of a Member of the Group.

8.1.2	This rule applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

8.1.3	Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and the Company are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

8.1.4	No employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

8.1.5	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

8.1.6	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee.
8.2	Committee’s decisions final and binding

The decision of the Committee on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

8.3	Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by law and the Committee may make such changes to these rules, or make additional rules, as required to facilitate the use of any such arrangement. Funds provided for the purposes of the Plan must only be used for Awards to employees of Members of the Group.

8.4	Consents

All transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in relevant jurisdictions. The Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.
17 March 2009

8.5	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to any Member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:
8.5.1	administering and maintaining Participant records;

8.5.2	providing information to Members of the Group, Rio Tinto Limited and its subsidiaries, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

8.5.3	providing information to future purchasers of the Company or the business in which the Participant works;

8.5.4	transferring information about the Participant to a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as the Participant’s home country.
8.6	Overriding restrictions on transfer of Shares

Notwithstanding any term or condition of this Plan, Shares subject to an Award may not be assigned, acquired, transferred, issued or dealt with under this Plan if to do so would contravene any applicable laws, regulations or listing rules or where the compliance with any applicable law, regulation or listing rule would be unduly onerous or impractical. In addition, these rules (including the exercise of any discretions) are subject to all applicable laws, regulations and listing rules.

8.7	No duplication

If for any reason the 2008 Bonus that was intended to be deferred is nevertheless paid in whole or in part to a Participant, a corresponding amount of the Participant’s Awards under the Plan will be forfeited.

8.8	Changing the Plan

Subject to applicable corporate and securities legislation, the Committee has power to make such alterations, variations, insertions, deletions or modifications to all or any part of the Plan as the Committee thinks fit.
9	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English Courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.
10	Definitions

In these rules:

“2008 Bonus” means all amounts granted to an employee of the Group as a bonus in respect of the period from 1 January 2008 to 31 December 2008;

“Acquiring Company” means a person or legal entity who obtains Control of the Company;
17 March 2009

“Additional Shares” means the number of Shares included in an Award as determined under Rule 1.5;

“Average Share Price” has the meaning given in Rule 1.3;

“Award” means a Bonus Deferral Award and/or a Company Contributed Award, as appropriate;

“Bonus Deferral Award” has the meaning given in Rule 1.3;

“Committee” means the Remuneration Committee of the Rio Tinto plc Board of Directors;

“Company” means Rio Tinto plc;

“Company Contributed Award” has the meaning given in Rule 1.3

“Control” has the meaning given to it by Section 840 of the Income and Corporation Taxes Act 1988;

“Dealing Restrictions” means restrictions on the grant of an Award, the Vesting of Shares or other dealings with Shares imposed by any applicable regulation or listing rule;

“Directors” means, subject to Rule 6.5 (Directors), the board of directors of the Company or a duly authorised committee;

“Dividends” means dividends on Shares (excluding any non-ordinary dividend which the Committee determines should be excluded) the record date for which was within the period between the date of grant of the Award and the day before the date on which the Award Vests for the relevant Participant (both inclusive), excluding any imputed or associated tax credits rebates;

“Group” means:
(i)	the Company; and

(ii)	its Subsidiaries from time to time; and

(iii)	any other company which is associated with the Company and is so designated by the Directors;
and “Member of the Group” shall be construed accordingly;

“Internal Reorganisation” means any event, scheme or arrangement whereby an Acquiring Company obtains Control of the Company and immediately afterwards all or substantially all of the issued equity share capital of the Acquiring Company is owned directly or indirectly by persons who had Control of the Company immediately prior to such event, scheme or arrangement;

“Other Listed Group” means Rio Tinto Limited and its Subsidiaries;

“Participant” means a person holding an Award or his personal representatives;

“Plan” means these rules known as “The Rio Tinto 2008 Bonus Deferral Plan”, including as it may be modified from time to time;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006.
17 March 2009

“Vesting” in relation to an Award, means a Participant becoming entitled to have the Shares transferred or issued in cash or Shares, subject to these rules and “Vest” shall be construed accordingly;

“Vesting Date” means, as appropriate, either 31 December 2010 and/or 31 December 2011 being the date at which time the service condition is satisfied.
17 March 2009